                                                Pursuant to Rule 424(b)(5)
                                                Registration No. 333-66127


PROSPECTUS SUPPLEMENT
(To prospectus dated March 16, 1999)

                                  $270,000,000

                         Potomac Electric Power Company

                    FIRST MORTGAGE BONDS, 6% SERIES DUE 2004

                               ----------------

   The mortgage bonds bear interest at the rate of 6% per year. We will pay interest on the mortgage bonds on the first day of each month, beginning May 1, 1999. The mortgage bonds mature on April 1, 2004. We may not redeem the mortgage bonds before July 1, 2000. From and after July 1, 2000, we may redeem some or all of the mortgage bonds from time to time before they mature. The redemption price will be equal to the principal amount of the mortgage bonds being redeemed plus interest accrued to the date of redemption.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                             Per Offered Bond    Total
                                             ---------------- ------------
Public offering price.......................      100.00%     $270,000,000
Underwriting discount.......................        1.25%     $  3,375,000
Proceeds to us (before expenses)............       98.75%     $266,625,000

   The initial public offering price set forth above does not include accrued interest, if any. Interest on the mortgage bonds will accrue from their issue date and must be paid by the purchasers if the mortgage bonds are delivered after that date.

   The mortgage bonds are offered by the several underwriters when, as and if delivered to and accepted by them and subject to various prior conditions, including their right to reject orders, in whole or in part. We expect that the mortgage bonds will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 29, 1999.

                               ----------------

Legg Mason Wood Walker
        Incorporated

             A.G. Edwards & Sons, Inc.

                            Dain Rauscher Wessels
                    a division of Dain Rauscher Incorporated

                                           EVEREN Securities, Inc.

                                                               Wheat First Union

           The date of this prospectus supplement is March 17, 1999.

                                    SUMMARY

   The following is a brief summary of the terms of this offering and the mortgage bonds offered by this prospectus supplement, which we refer to as the "new mortgage bonds." For a more complete description of the new mortgage bonds, you should refer to "Description of the New Mortgage Bonds" below and to "Description of Mortgage Bonds and Mortgage" in the accompanying prospectus.

                                  The Offering

Aggregate Principal Amount................. $270,000,000
Maturity Date.............................. April 1, 2004
Interest Rate.............................. 6% per year
Interest Payment Dates..................... The first day of each calendar month, beginning May 1, 1999
Redemption................................. We may not redeem the new mortgage bonds before July 1, 2000. From and after July 1,
                                            2000, we may redeem some or all of the new
                                            mortgage bonds from time to time before they
                                            mature. The redemption price will be equal to
                                            the principal amount of the new mortgage bonds
                                            being redeemed plus interest accrued to the
                                            date of redemption.
Use of Proceeds............................ See "Use of Proceeds"
                              Potomac Electric Power Company
Business and Service Area.................. We are engaged in the generation, transmission, distribution and sale of
                                            electric energy in the Washington, D.C.
                                            metropolitan area.
1998 Sources of Energy..................... Coal 76%, oil and natural gas 11%, purchased capacity 13%

   For selected financial information and our ratios of earnings to fixed charges, you should refer to "Selected Financial Information" and "Ratios of Earnings to Fixed Charges" in the accompanying prospectus.

                     DESCRIPTION OF THE NEW MORTGAGE BONDS

   The following description of certain terms of the new mortgage bonds supplements the general description contained in the accompanying prospectus.

Maturity, Interest Rate and Interest Payment Dates.

   The new mortgage bonds will mature on April 1, 2004, and will bear interest at the rate of 6% per year. We will pay interest on the new mortgage bonds on the first day of each month, beginning May 1, 1999.

   We will compute the amount of interest payable for any full month on the basis of a 360-day year of twelve 30-day months. We will compute the amount of interest payable for any period shorter than a full month on the basis of the actual number of days elapsed.

Redemption.

   We may not redeem the new mortgage bonds before July 1, 2000. From and after July 1, 2000, we may redeem some or all of the new mortgage bonds from time to time before they mature. The redemption price will be equal to the principal amount of the new mortgage bonds being redeemed plus interest accrued to the date of redemption.

   We are required to give notice of any redemption at least thirty days, but not more than sixty days, prior to the redemption date by mailing notice to the registered owners of the new mortgage bonds to be redeemed.

Form of New Mortgage Bonds.

   The new mortgage bonds will be issued in the form of a single, fully registered global bond without coupons that will be deposited with The Depository Trust Company ("DTC") and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to any purchaser of new mortgage bonds. Instead, ownership of beneficial interests in the new mortgage bonds will be shown on, and transfers of interests in the new mortgage bonds will only be made through, records maintained by DTC and its participants. Unless it is exchanged for certificated new mortgage bonds as described below, the global bond may not be transferred, except that DTC, its nominees and their successors may transfer the global bond as a whole to one another.

   So long as DTC or its nominee is the registered owner of the global bond, we will consider DTC or its nominee, as the case may be, the sole owner of the new mortgage bonds represented by the global bond for all purposes under the mortgage. Except as described below, as an owner of a beneficial interest in new mortgage bonds you will not be entitled to have any individual new mortgage bonds registered in your name, you will not receive or be entitled to receive physical delivery of any new mortgage bonds in certificated form and you will not be considered the owner of new mortgage bonds for any purpose under the mortgage.

   DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities deposited by its participants and facilitates the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in the accounts of the participants. This eliminates the need for physical exchange of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system also is available to other entities, such as securities brokers and dealers, banks and trust companies that clear transactions through, or maintain a custodial relationship with, a DTC participant. These are known as "indirect participants." DTC is owned by a number of its participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. The rules of DTC are on file with the SEC.

   Purchases of new mortgage bonds must be made by or through DTC participants, which will receive a credit for the new mortgage bonds on DTC's records. The ownership interest of each actual purchaser of a new mortgage bond, which is known as a beneficial owner, will in turn be recorded on the records of direct and indirect DTC participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but we expect that beneficial owners will receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which they purchased the new mortgage bonds. Transfers of ownership interests in the new mortgage bonds will be accomplished by entries made on the books of participants acting directly or indirectly on behalf of beneficial owners.

   Neither we nor the mortgage trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records relating to beneficial ownership of interests in the global bond.

   We will pay principal and interest on the new mortgage bonds to DTC or its nominee, as the case may be, as the registered owner of the related global bond. We will make these payments to DTC or its nominee in immediately available funds. Neither we nor the mortgage trustee will have any responsibility or liability for the payment of principal and interest on the new mortgage bonds to beneficial owners. However, we understand that it is currently the policy of DTC to credit these payments to participants' accounts on the relevant payment date in accordance with the participants' holdings as shown on DTC's records. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participants and indirect participants and not of DTC. DTC has no knowledge of the actual beneficial owners of the new mortgage bonds. DTC's records reflect only the identity of the participants to whose accounts the new mortgage bonds are credited, which may or may not be the beneficial owners. The participants and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

   Redemption notices for the new mortgage bonds will be sent to DTC or its nominee. If we redeem less than all of the new mortgage bonds, DTC will determine the amount of the interest of each participant to be redeemed in accordance with DTC's procedures.

   Neither DTC nor Cede & Co. will consent or vote with respect to the new mortgage bonds. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the new mortgage bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

   The giving of notices and other communications by DTC to its participants, by the participants to indirect participants, and by indirect participants to beneficial owners is governed by arrangements made among them, which may be subject to statutory or regulatory requirements.

   The global bond will be exchangeable for new mortgage bonds in certificated form only if:

  . DTC is unwilling or unable to continue as depository or it ceases to be a "clearing agency" registered under applicable law and we do not appoint a successor depository within 90 days, or

  . we determine that one or more new mortgage bonds represented by the global bond will be exchangeable for certificated new mortgage bonds.

   DTC has advised us that DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, will continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate timeframes.

   However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electric utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

                                USE OF PROCEEDS

   We will use the proceeds from the sale of the new mortgage bonds to:

  . pay at maturity $45,000,000 in aggregate principal amount of our First Mortgage Bonds, 4 1/2% Series due 1999, which mature May 15, 1999;

  . redeem at par $100,000,000 in outstanding principal amount of our First Mortgage Bonds, 9% Series due 2000, which we have called for redemption on April 28, 1999;

  . redeem at 101% of par the entire $62,617,000 in outstanding principal amount of our 7% Convertible Debentures due 2018, which we have called for redemption on April 19, 1999; and

  . refund some of the short-term debt that we have incurred primarily to finance, on a temporary basis, our ongoing utility construction program and operations.

                                  UNDERWRITING

   We have entered into an underwriting agreement with the underwriters named below, for whom Legg Mason Wood Walker, Incorporated is acting as representative. Under the terms and subject to the conditions of the underwriting agreement, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase, the principal amount of new mortgage bonds shown opposite its name below:

Underwriters                                                    Principal Amount
------------                                                    ----------------
Legg Mason Wood Walker, Incorporated...........................   $150,000,000
A.G. Edwards & Sons, Inc.......................................     30,000,000
Dain Rauscher Wessels,
 a division of Dain Rauscher Incorporated......................     30,000,000
EVEREN Securities, Inc.........................................     30,000,000
Wheat First Union,
 a division of First Union Capital Markets Corp................     30,000,000
                                                                  ------------
   Total.......................................................   $270,000,000
                                                                  ============

   Under the terms of the underwriting agreement, the underwriters must purchase all of the new mortgage bonds if they purchase any of them. The underwriters will pay us the public offering price less the underwriting discount specified on the cover of this prospectus supplement. We estimate that we will incur approximately $1,690,000 of expenses, not including the underwriting discount, in connection with the offering of the new mortgage bonds.

   The underwriters plan to offer the new mortgage bonds directly to retail purchasers at the public offering price and to certain securities dealers at the public offering price less a selling concession of 1% of the principal amount of the new mortgage bonds. The underwriters may allow, and these selected dealers may reallow, a concession that will not exceed .5% of the principal amount of the new mortgage bonds on sales to other brokers and dealers. After the initial offering of the new mortgage bonds to the public, the underwriters may change the public offering price and other selling terms.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   The underwriters have advised us that one or more of them currently intend to make a market in the new mortgage bonds. However, they are not obligated to do so and may discontinue making a market at any time without notice. We do not intend to list the new mortgage bonds on any securities exchange or for quotation through any national quotation system. Accordingly, we cannot assure you that there will be adequate liquidity or an adequate trading market for the new mortgage bonds.

   In connection with the offering of the new mortgage bonds, the underwriters may engage in certain transactions that stabilize the price of the new mortgage bonds. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the new mortgage bonds. In general, the purchase of a security for the purpose of stabilization could cause the price of that security to be higher than it might otherwise be in the absence of those purchases. Neither we nor the underwriters make any representation or prediction as to the effect that transactions of the type described above may have on the price of the new mortgage bonds. In addition, if the underwriters do engage in these types of transactions, they may discontinue them at any time without notice.

   Our director Peter F. O'Malley is also a director of Legg Mason, Inc., which is the parent company of Legg Mason Wood Walker, Incorporated.

                         POTOMAC ELECTRIC POWER COMPANY

                              FIRST MORTGAGE BONDS

   Potomac Electric Power Company is offering up to $270,000,000 in principal amount of our first mortgage bonds. We will offer the mortgage bonds in separate series. Each time we offer a series of mortgage bonds, this prospectus will be accompanied by a prospectus supplement that will provide specific details concerning the terms of the particular series of mortgage bonds that is being offered. These terms will include:

   .  the total principal amount of mortgage bonds of the series;

   .  the interest rate and the interest payment dates;

   .  the maturity date;

   .  the offering price;

   .  the redemption terms; and

   .  any other specific terms applicable to the series.

   Our obligation to pay the principal, any premium, and interest on each series of mortgage bonds, as well as on all of our other outstanding series of mortgage bonds, is secured by a first lien on substantially all of our assets.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                    This prospectus is dated March 16, 1999

   You should rely only on the information provided in, or incorporated by reference in, this prospectus and the accompanying prospectus supplement. We have not authorized anyone else to provide you with any information that is not in or incorporated by reference in the prospectus or the prospectus supplement. We are not offering the first mortgage bonds in any state where the offer is not permitted. You should assume that the information in this prospectus and the prospectus supplement is accurate only as of the date on the cover of those documents.

                               ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement we have filed with the SEC relating to the mortgage bonds we are offering. The registration statement contains additional information.

   This prospectus provides a general description of the mortgage bonds. Each time we offer a series of mortgage bonds, this prospectus will be accompanied by a prospectus supplement that will specify the terms of the mortgage bonds of that series. The prospectus supplement also may add, update or change the information in this prospectus, so you should read both this prospectus and the prospectus supplement together.

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT US

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents, as well as the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at which our SEC filings may be found. The address of that site is http://www.sec.gov. You can also obtain information about us at our website, the address of which is http://www.pepco.com.

                     INCORPORATION OF INFORMATION BY REFERENCE

   The information in the prospectus is deemed to include the information contained in the documents listed below that we have filed with the SEC and which are incorporated in this prospectus by reference:

  .  our Annual Report on Form 10-K for the year ended December 31, 1997;

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998; and

  . our Current Reports on Form 8-K, dated January 26, 1998, July 1, 1998, January 4, 1999, January 29, 1999, February 1, 1999, February 3, 1999 and March 16, 1999.

   In addition, all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will, upon filing, be deemed incorporated in this prospectus by reference. The information contained in a later filing automatically will update the information in this prospectus and the accompanying prospectus supplement and in any earlier filing that is incorporated by reference.

   We will send you, at no cost to you, a copy of any filing that is incorporated by reference in this prospectus. However, we are not obligated to, and will not provide, copies of the exhibits to any of these filings. You may request a copy of any of these filings by writing or calling Ellen Sheriff Rogers, Associate General Counsel, Secretary and Assistant Treasurer, Potomac Electric Power Company, 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068 (202-872-3526).

                                    THE COMPANY

   We are incorporated under both District of Columbia and Virginia laws. Our principal business is the generation, transmission, distribution and sale of electric energy in the Washington, D.C. metropolitan area. Our service area includes the District of Columbia and major portions of Montgomery and Prince George's

Counties in Maryland. We have a contract to supply electric energy at wholesale, through at least December 31, 2000, to the Southern Maryland Electric Cooperative, Inc., which distributes electricity in Calvert, Charles, Prince George's and St. Mary's Counties in southern Maryland. We have a wholly owned nonutility subsidiary, Potomac Capital Investment Corporation ("PCI"), through which we conduct nonutility investment programs and operating businesses. PCI is a provider of energy, telecommunications and related products and services in the northern Virginia/Washington, D. C./Baltimore metropolitan area. PCI also has financial investments in aircraft, leases and securities. Our mailing address is 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, and our telephone number is 202-872-2000.

                                  USE OF PROCEEDS

   Unless we state otherwise in a prospectus supplement, we will use the proceeds from the sale of the mortgage bonds for one or more of the following purposes:

  . to refund short-term debt we have incurred primarily to finance, on a temporary basis, our utility construction program and operations

  . to refund senior securities, including the retirement of long-term debt and the satisfaction of contractual sinking fund requirements

                          SELECTED FINANCIAL INFORMATION

   The following selected financial information was derived from, and is qualified in its entirety by, the audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 1997, and the audited consolidated financial statements contained in our Current Report on Form 8-K dated January 29, 1999. You can obtain a copy of these documents as described in "Incorporation of Certain Information by Reference."

                                                  12 Months Ended
                                    -------------------------------------------
                                     Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                                       1998       1997       1996       1995
                                    ---------- ---------- ---------- ----------
                                      (Thousands of Dollars Except Per Share
                                                       Data)
Income Statement Data:
  Total Revenue.................... $2,063,928 $1,863,510 $2,010,311 $1,876,102
  Operating Revenue................  1,886,080  1,810,829  1,834,857  1,822,432
  Net Income.......................    226,347    181,830    236,960     94,391
  Earnings for Common Stock........    208,267    165,251    220,356     77,540
  Basic Earnings Per Share of
   Common Stock....................       1.76       1.39       1.86        .65
  Diluted Earnings Per Share of
   Common Stock....................       1.73       1.38       1.82        .65
Balance Sheet Data at end of
 period:
  Property and Plant, net.......... $4,521,177 $4,486,334 $4,423,249 $4,400,311

                                                              As of Dec. 31,
                                                                   1998
                                                             -----------------
                                                               Amount    Ratio
                                                             ----------- -----
                                                             (Thousands)
Capital Structure (excluding nonutility subsidiary debt and
 current maturities):
  Long-Term Debt...........................................  $ 1,859,077  46.4%
  Preferred Securities.....................................      125,000   3.1
  Preferred Stock..........................................      150,000   3.7
  Common Equity............................................    1,877,355  46.8
                                                             ----------- -----
    Total Capitalization...................................  $ 4,011,432 100.0%
                                                             =========== =====
Parent Company Long-Term Debt and Preferred Stock
 Redemption
  Due in One Year and Short-Term Debt......................  $   236,919
                                                             ===========

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                              12 Months Ended
                           -----------------------------------------------------
                           Dec. 31, Dec. 31, Dec. 31, Dec. 31, Dec. 31, Dec. 31,
                             1998     1997     1996     1995     1994     1993
                           -------- -------- -------- -------- -------- --------
  Parent company only.....   2.95     2.54     3.08     3.05     3.23     3.20
  Fully consolidated......   2.50     2.03     2.24     1.52     2.37     2.31

   For purposes of computing the ratio of earnings to fixed charges for rate-regulated public utilities, earnings represent net income before cumulative effect of accounting changes plus income taxes and fixed charges. Fixed charges represent interest charges on debt (exclusive of credits arising from the allowance for funds used during construction) and the portion of rentals deemed representative of the interest factor.

                   DESCRIPTION OF MORTGAGE BONDS AND MORTGAGE

   We will issue the mortgage bonds under the Mortgage and Deed of Trust, dated July 1, 1936, between us and The Bank of New York, as mortgage trustee. The Bank of New York is the successor to The Riggs National Bank of Washington, D.C., as mortgage trustee. The original Mortgage and Deed of Trust has been amended and supplemented in the past and will be further supplemented each time a new series of mortgage bonds is issued by a separate supplemental indenture. The supplemental indenture will state the terms of the new series of mortgage bonds. We refer to the Mortgage and Deed of Trust, as previously amended and supplemented and as it is to be further supplemented, as the "mortgage." Copies of the documents currently constituting the mortgage and the form of supplemental indenture are filed as exhibits to the registration statement. Each of these documents is incorporated by reference in this prospectus.

   The following summary of the terms of the mortgage bonds and the mortgage is not complete, and you should refer to the mortgage and the prospectus supplement for additional information. For your reference, we have noted the sections and articles of the mortgage or the supplemental indenture that we describe. When we refer to "mortgage bonds" below, the reference includes the mortgage bonds that we are offering under this prospectus and all other outstanding mortgage bonds that we have issued or may issue in the future under the mortgage. The mortgage bonds offered by this prospectus are referred to as the "new mortgage bonds."

No Event Risk Provisions.

   The mortgage does not contain any provisions that are specifically intended to give holders of mortgage bonds special protection in the event of a highly leveraged transaction.

Registration of Transfer and Exchange.

   We will issue the new mortgage bonds only in fully registered form without coupons. Unless the prospectus supplement states otherwise, we will issue the new mortgage bonds in denominations of $1,000 or any integral multiple of $1,000 (Part I, Section 3 of the supplemental indenture).

   So long as any mortgage bonds remain outstanding, we must maintain an office or agency where you can present or surrender the mortgage bonds for payment (if the bonds are in certificated form) or for transfer or exchange and where you can serve notices and demands to or upon us (Section 4 of Article II and Section 4 of Article IV of the mortgage). We have designated the corporate trust office of The Bank of New York in New York, New York, as our agent for these purposes. See "Relationships with Mortgage Trustee." We will not impose any charges for exchanges of the new mortgage bonds.

Payment of Principal and Interest.

   We will pay principal, premium, if any, and interest on the new mortgage bonds in immediately available funds at the corporate trust office of The Bank of New York or at the office of any other paying agent that we may designate.

No Sinking Fund.

   There will be no improvement and sinking fund or any maintenance and replacement requirement or dividend restriction for the new mortgage bonds. There are no provisions of this type for any outstanding mortgage bonds.

Issuance of Additional Bonds.

   Subject to the restriction described in the next paragraph, we may issue additional mortgage bonds under the mortgage with a total principal amount of up to:

  . 60% of the net bondable value of property additions that (1) are not subject to a prior lien and (2) we have not already used as the basis for issuing mortgage bonds.

  . the amount of cash we deposit with the mortgage trustee for such purpose.

  . the aggregate principal amount of previously issued mortgage bonds that we have paid at maturity, redeemed or repurchased other than with funds from the trust estate and that we have not used as the basis for (1) the issuance of additional mortgage bonds, (2) the withdrawal of cash from the trust estate, or (3) the reduction of the amount of cash required to be paid to the mortgage trustee upon the release of property. These are called "refundable bonds" in the mortgage.

(Sections 4, 6 and 7 of Article III of the mortgage).

   We may not issue additional mortgage bonds at any time unless, as generally provided under the terms of the mortgage, our earnings before depreciation, amortization, income taxes and interest charges for any 12 consecutive calendar months during the immediately preceding 15 calendar months have been at least two times the total annual interest charges on all outstanding mortgage bonds and the additional mortgage bonds that we are issuing. However, this limitation does not apply if we issue mortgage bonds on the basis of (1) mortgage bonds paid at, redeemed or repurchased within two years prior to, maturity, or (2) under limited circumstances, certain property additions (Section 3 of Article III of the mortgage).

   After giving effect to the issuance of the $270,000,000 in principal amount of new mortgage bonds at an assumed rate of interest of 7%, the net earnings described above for the twelve months ended December 31, 1998, would be approximately 5.7 times the annual interest charges described above. This level of coverage would permit us to issue approximately $3.1 billion of additional mortgage bonds (in addition to the $270,000,000 in principal amount of new mortgage bonds) at an assumed average interest rate of 7% per annum, against property additions or cash deposits. However, after the issuance of the new mortgage bonds against property additions, the current value of net bondable property additions will be sufficient to allow only approximately $690 million of additional mortgage bonds on the basis of property additions. In addition, $1.2 billion of refundable bonds will remain available for the purposes permitted by the mortgage, including the issuance of additional mortgage bonds.

   We may not make property additions constructed or acquired on or before December 31, 1946 the basis for the issuance of mortgage bonds, the withdrawal of cash or the reduction of cash required to be paid to the mortgage trustee for the release of property (Part IV, Section 2 of the supplemental indenture).

   We may issue bonds secured by a lien that is prior to the lien of the mortgage under certain circumstances (Section 16 of Article IV of the mortgage).

Security.

   Mortgage Lien. The new mortgage bonds will be secured, together with all other mortgage bonds issued under the mortgage, by a direct first lien on substantially all of our properties and franchises. The lien of the mortgage is subject to certain permitted leases, liens and other minor encumbrances. Our principal properties are our generating stations and electric transmission and distribution systems. The lien of the mortgage does not extend to:

   .  cash, accounts receivable and other liquid assets,

   . securities (including securities evidencing our investment in subsidiaries),

   .  leases under which we are the lessor,

   .  equipment and materials not installed as part of our fixed property,

   . other materials, merchandise and supplies that we have acquired for the purpose of resale or leasing to our customers in the ordinary course of business, and

   . all electric energy and other materials or products that we generate, manufacture, produce or purchase for sale, distribution or use in the ordinary course of business.

   The lien of the mortgage also extends to all property we acquire in the future, subject to rights of persons having superior equities attaching prior to the recording or filing of an appropriate supplemental indenture.

   Release of Property from Mortgage Lien. The mortgage permits property to be released from the lien of the mortgage if we deposit with the mortgage trustee cash, or purchase money obligations secured by the property released, in an amount at least equal to the fair value of the property to be released. However, the amount required to be deposited upon the release of property may be reduced by reducing by an equal amount the principal amount of refundable bonds against which we may issue additional mortgage bonds. Cash deposited to obtain a release of property may be used by the mortgage trustee, at our direction, to redeem or repurchase mortgage bonds (Articles VII and VIII of the mortgage).

Mortgage Defaults.

   If an event of default under the mortgage occurs, the mortgage trustee may, and on the request of the holders of at least 25% of the principal amount of all outstanding mortgage bonds the mortgage trustee must, declare all of the outstanding mortgage bonds immediately due and payable. This declaration, however, is subject to the condition that, if all interest in arrears has been paid and all defaults have been cured, the holders of a majority of the outstanding principal amount of mortgage bonds may waive the default and rescind the acceleration of payment (Section 1 of Article IX of the mortgage).

   If an event of default occurs, the mortgage trustee may, and on the request of the holders of at least 25% of the principal amount of all outstanding mortgage bonds the mortgage trustee must, enforce the lien of the mortgage by foreclosing on the trust estate (Section 4 of Article IX of the mortgage). The holders of a majority in principal amount of mortgage bonds may direct proceedings for the sale of the trust estate, or for the appointment of a receiver or any other proceedings under the mortgage but they may not involve the mortgage trustee in any personal liability without indemnifying it to its satisfaction (Section 11 of Article IX of the mortgage).

   No holder of a mortgage bond has the right to institute proceedings for the enforcement of the mortgage, unless:

  . the holder previously has given the mortgage trustee written notice of an existing default,

  . the holders of at least 25% of the outstanding principal amount of the mortgage bonds have requested in writing that the mortgage trustee take action under the mortgage and provided the mortgage trustee with indemnity satisfactory to it, and

  . the mortgage trustee refuses or neglects to comply with such request within a reasonable time.

(Section 12 of Article IX of the mortgage). However, this provision does not impair the right of any holder of a mortgage bond to enforce our obligation to pay the principal and interest on that mortgage bond when due.

   Events of defaults under the mortgage include:

  . our failure to pay principal when it becomes due, whether at the stated maturity or otherwise,

  . our failure to pay interest or to satisfy any sinking fund obligation within 30 days after the date on which it becomes due,

  . our failure to perform or observe any other covenant, agreement or condition of the mortgage, which failure continues for at least 60 days after the mortgage trustee or the holders of at least 15% in principal amount of mortgage bonds have given us notice of the failure, and

  .  certain events of bankruptcy, insolvency or reorganization.

(Section 1 of Article IX of the mortgage).

   The mortgage does not require us to furnish periodic evidence to the mortgage trustee as to the absence of defaults or as to compliance with the terms of the mortgage. However, the Trust Indenture Act of 1939 requires us to provide to the mortgage trustee annually a certificate as to compliance with the conditions and covenants under the mortgage.

Modification of Mortgage.

   With the consent of the holders of 80% in principal amount of mortgage bonds, and of 80% in principal amount of mortgage bonds of each series affected if less than all are affected, the mortgage may be amended to alter our rights and obligations and the holders' rights and obligations. However, no amendment may change the terms of payment of the principal or interest on any mortgage bonds or reduce the percentage of holders whose consent is required to effect any change (Section 6 of Article XV of the mortgage).

   The supplemental indenture provides that the foregoing percentages will be reduced to 60% upon the consent or agreement to the change by the holders of all outstanding mortgage bonds. Purchasers of the new mortgage bonds will be deemed to have agreed to this reduction. This change will become effective as to all of the outstanding mortgage bonds, including the new mortgage bonds, at the time all of the supplemental indentures with respect to outstanding mortgage bonds include this provision. After giving effect to the issuance of all of the new mortgage bonds, 92.2% of the outstanding mortgage bonds will have been issued under a supplemental indenture containing the modified provision.

Defeasance and Discharge.

   If we deposit money for the payment or redemption of mortgage bonds, including the payment of all interest due thereon, with the mortgage trustee and we have observed all of our covenants under the mortgage, the mortgage bonds will be deemed paid under the mortgage and, upon our request, the mortgage trustee is obligated to cancel and discharge the lien of the mortgage, even though the mortgage bonds remain outstanding (Article XVI of the mortgage).

Consolidations, Mergers and Dispositions of Assets.

   Nothing contained in the mortgage or any mortgage bonds prevents (1) another corporation from consolidating with or merging into us, (2) us from merging into another corporation, or (3) us from selling or leasing our property as an entirety or substantially as an entirety, so long as:

  . the transaction is permitted by law and is approved by all required governmental entities,

  . the terms of the transaction do not impair the lien and security of the mortgage on any part of the trust estate or the rights and powers of the mortgage trustee or the holders of mortgage bonds,

  . if we are not the surviving corporation, or in the case of a sale of assets, the surviving or acquiring corporation satisfies certain financial requirements, and

  . the successor corporation assumes by supplemental indenture our obligations under the mortgage.

(Section 1 of Article XII of the mortgage).

Relationships with Mortgage Trustee.

   The Bank of New York, the mortgage trustee, also is the trustee under our other indentures relating to the following securities issued by us or arrangements to which we are a party:

  .  medium-term notes,

  .  5% Convertible Debentures due 2002,

  .  7% Convertible Debentures due 2018,

  .  7-3/8% Junior Subordinated Debentures due 2038, and

  .  the sale and leaseback of our Control Center.

As we do with various other banks, we maintain with The Bank of New York or its affiliates a demand deposit account and conventional and revolving credit arrangements. The Bank of New York also is the issuing and paying agent for medium-term notes issued by PCI and is the institutional trustee of Potomac Electric Power Company Trust I, our wholly owned financing subsidiary trust.

   The mortgage provides that the mortgage trustee has a lien on the trust estate and the proceeds from the trust estate to secure payment of its compensation and expenses prior to the payment of any other amount secured by the mortgage, including any payment on the mortgage bonds (Section 2 of Article XIII of the mortgage).

                              PLAN OF DISTRIBUTION

   We may sell the new mortgage bonds in any of the following ways:

  .  through underwriters or dealers,

  .  directly to one or more purchasers,

  .  through agents, or

  .  through a combination of any such methods of sale.

   The prospectus supplement for each series of new mortgage bonds will describe that offering, including:

  .  the name or names of any underwriters,

  .  the purchase price and the proceeds to us from that sale,

  . any underwriting discounts and other items constituting underwriters' compensation,

  . the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and

  . any securities exchanges on which we may elect to list the series of new mortgage bonds.

Underwriters.

   If underwriters are used in the sale, we will enter into an underwriting agreement with those underwriters. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the new mortgage bonds will be subject to certain conditions. The underwriters also will be obligated to purchase all of the mortgage bonds of a series if any are purchased.

   The underwriters will acquire the new mortgage bonds for their own account and may resell the bonds from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The new mortgage bonds may be offered to the public either through an underwriting syndicate that is represented by one or more underwriters that we designate or directly by a single underwriter.

   Underwriters may sell the new mortgage bonds to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers will be specified in the prospectus supplement.

Agents.

   We may sell new mortgage bonds through agents we designate from time to time. We will provide the name of any agent involved in the offer or sale in the prospectus supplement as well as any commission we will pay to that agent. Unless we state otherwise in the prospectus supplement, the agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales.

   We may sell any series of new mortgage bonds directly to purchasers. In this case, we will not engage underwriters or agents.

Delayed Delivery Contracts.

   We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the new mortgage bonds of any series from us at the public offering price stated in the prospectus supplement under delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The prospectus supplement for the series will state the conditions to which these delayed delivery contracts will be subject and the commissions payable for the solicitation of the contracts.

Indemnification.

   We may agree to indemnify agents and underwriters who participate in the distribution of the new mortgage bonds against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents and underwriters may be customers of, engaged in transactions with, or perform services for us in the ordinary course of business.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which are incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997, and the consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which are incorporated in this prospectus by reference to our Current Report on Form 8-K, dated January 29, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   With respect to the unaudited consolidated financial information for the three- and twelve-month periods ended March 31, 1998 and 1997, the three-, six- and twelve-month periods ended June 30, 1998 and 1997 and the three-, nine- and twelve-month periods ended September 30, 1998 and 1997, which are incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 13, 1998, August 11, 1998 and November 12, 1998 incorporated by reference herein state that they did not audit and they do not express opinions on that unaudited consolidated financial information. PricewaterhouseCoopers LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, you should restrict your degree of reliance on their reports on such information in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because each report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of that Act.

                                 LEGAL OPINIONS

   William T. Torgerson, Esq., who is our Senior Vice President and General Counsel, has issued an opinion regarding the legality of the new mortgage bonds. Mr. Torgerson and Covington & Burling, our outside legal counsel, will pass upon other legal matters in connection with the offering of the new mortgage bonds. Unless we indicate otherwise in the prospectus supplement, Winthrop, Stimson, Putnam & Roberts, New York, N.Y., will issue an opinion on the legality of the new mortgage bonds for the underwriters, dealers or agents. However, Winthrop, Stimson, Putnam & Roberts will not give an opinion on our incorporation.

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

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  You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates on the front of this prospectus supplement and the accompanying prospectus.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----
Summary.................................................................... S-2
Description of the New Mortgage Bonds...................................... S-3
Use of Proceeds............................................................ S-5
Underwriting............................................................... S-5

                               ----------------

                                  PROSPECTUS

About this Prospectus.......................................................   2
Where You Can Find More Information About Us................................   2
Incorporation of Information by Reference...................................   2
The Company.................................................................   2
Use of Proceeds.............................................................   3
Selected Financial Information..............................................   3
Ratios of Earnings to Fixed Charges.........................................   4
Description of Mortgage Bonds and Mortgage..................................   4
Plan of Distribution........................................................   9
Experts.....................................................................  10
Legal Opinions..............................................................  10

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                                 $270,000,000

                           [Pepco logo appears here]

                        Potomac Electric Power Company


                             First Mortgage Bonds
                              6% Series Due 2004

                               ----------------

                             PROSPECTUS SUPPLEMENT
                               ----------------

                                March 17, 1999

                            Legg Mason Wood Walker
                                 Incorporated

                           A.G. Edwards & Sons, Inc.

                             Dain Rauscher Wessels
                   a division of Dain Rauscher Incorporated

                            EVEREN Securities, Inc.

                               Wheat First Union

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